                                                                    Exhibit 99.1
[BIOSANTE LOGO]

--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE                                                  AMEX: BPA

                       BIOSANTE PHARMACEUTICALS ANNOUNCES
                         FIRST QUARTER FINANCIAL RESULTS


LINCOLNSHIRE, ILLINOIS (MAY 17, 2004) -- BioSante Pharmaceuticals (Amex:BPA) today reported its financial results for the fiscal first quarter 2004 ended March 31.

BioSante reported a net loss of $2.4 million or ($0.17) per share for the quarter, compared to a net loss of $1.2 million or ($0.14) per share for the same period in 2003. The increased quarterly loss was largely due to increased expenses related to the development of the company's hormone therapy products. The company's cash balance as of March 31, 2004 was approximately $8.3 million, compared with $9.1 million on December 13, 2003.

The company announced last Friday the closing of a private placement of nearly 3 million shares of common stock at $6.00 per share and warrants to buy an additional 442,350 shares at $7.00 per share to institutional and other accredited investors. The private placement generated $16.5 million in net proceeds for BioSante, after closing costs and fees were deducted.

"We are pleased to report that the proceeds from last week's private placement raise our cash balance to about $25 million," said Stephen M. Simes, president and chief executive office of BioSante. "We are in a sound financial position to continue the development of our hormone therapy products as well as our innovative CAP nanotechnology for drug delivery and vaccines."


ABOUT BIOSANTE PHARMACEUTICALS, INC.
BioSante is developing a pipeline of hormone therapy products to treat both men and women. BioSante's hormone therapy products are gel formulations for transdermal administration that deliver bioidentical estradiol and testosterone. Symptoms treated with hormone therapy in men include impotence, diminished sex drive, muscle weakness and osteoporosis. Symptoms in menopausal women include hot flashes, vaginal atrophy, decreased libido and osteoporosis. The estrogen and testosterone markets in the United States alone account for over $2.5 billion in annual sales.

The company also is developing its calcium phosphate nanotechnology (CAP) for novel vaccines, including biodefense vaccines for toxins such as anthrax and ricin, and drug delivery systems. Additional information is available online at www.biosantepharma.com.


This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this press release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products and especially of new vaccines, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante's filings with the Securities and Exchange Commission, including those factors discussed on pages 18 to 25 of BioSante's Form 10-KSB, which discussion also is incorporated herein by reference.



For more information, please contact:

Phillip B. Donenberg, CFO
BIOSANTE PHARMACEUTICALS, INC.
847-478-0500 ext 101
donenber@biosantepharma.com